LEGG MASON GLOBAL ASSET ALLOCATION, LLC

                                 Code of Ethics

                                  January 2007


SCOPE AND PURPOSE

Set forth below is the Code of Ethics (the "Code") for Legg Mason Global Asset Allocation, LLC ("LMGAA"), as required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Investment Company Act"). This Code is based on the principle that LMGAA and its employees owe a fiduciary duty to LMGAA's clients, and that all persons covered by this code must therefore avoid activities, interests and relationships that might (i) present a conflict of interest or the appearance of a conflict of interest, or (ii) otherwise interfere with LMGAA's ability to make decisions in the best interests of any of its clients.

This Code of Ethics applies to all officers, directors and employees of LMGAA ("Access Persons").


STATEMENT OF POLICIES

(A) STANDARDS OF BUSINESS CONDUCT

All Access Persons must comply with the following standards of business conduct:

         Clients Come First. At all times, Access Persons are required to place the interests of clients before their own and not to take inappropriate advantage of their position. An Access Person may not induce or cause a client to take action, or not to take action, for the Access Person's personal benefit, rather than for the benefit of the client.

         Do Not Take Advantage. Access Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions, nor may they use their knowledge of transactions or portfolio holdings of investment companies managed by LMGAA to engage in short term or other abusive trading.


         Avoid Conflicts of Interest. Conflicts of interest may arise in situations where client relationships may tempt preferential treatment (e.g., where account size or fee structure would make it more beneficial for the adviser to allocate certain trades to a client). Conflicts of interest may also arise in connection with securities transactions by employees of the adviser, especially those employees who are aware of actual transactions or client holdings or transactions under consideration for clients.

         Observe the Spirit of the Code. Doubtful situations should be resolved in favor of LMGAA's clients. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any personal securities transactions or other course of conduct that might indicate an abuse of these governing principles.

Compliance policies and procedures have been adopted by LMGAA in order to meet all legal obligations to our clients, particularly those arising under the federal securities laws and ERISA. Procedures have been instituted to mitigate or obviate actual or potential conflicts of interest. The Compliance Department's role is to ensure that appropriate procedures are adopted by the business and to monitor to ascertain that such procedures are followed. Any questions relating to this Code or other policies or procedures should be addressed to the Compliance Department.

(B) CONFIDENTIALITY

       Access Persons are expected to honor the confidential nature of company and client affairs. Confidential information shall not be communicated outside of LMGAA or to other affiliated companies of Legg Mason, in compliance with the Information Barrier Policy and shall only be communicated within LMGAA on a "need to know" basis.

       Access Persons must also avoid making unnecessary disclosure of ANY internal information to third parties concerning LMGAA, Legg Mason, or their affiliates and their business relationships.

       For information relating to "material non-public information" and "insider trading," please see LMGAA's Policy on Material Non-Public Information on the intranet site.

(C) REQUIREMENTS

     (i) All Access Persons who are subject to this Code are required to comply with all federal securities laws applicable to LMGAA's business.

     (ii) All Access Persons are required to comply with the Personal Securities Transactions Policy incorporated herein.

(D) DUTY TO REPORT AND NON-RETALIATION POLICY

Should an employee become aware of any conduct which the employee believes may constitute a violation of this Code, the law, or any LMGAA policy, the employee must promptly report such conduct to the Chief Compliance Officer or his/her designee. All information about potential or suspected violations reported to the Chief Compliance Officer will be investigated and the identity of the reporting person will be kept confidential. LMGAA's policy prohibits any retaliatory action against a reporting person, including discharge, demotion, suspension, threats or harassment.


ADMINISTRATION OF THE CODE

The Human Resources Department is responsible for ensuring that a copy of the Code is delivered to all persons at the commencement of their employment with LMGAA. As a condition of continuing employment, each employee is required to acknowledge, in writing, receipt of a copy of the Code and that he or she understands his/her obligations and responsibilities hereunder within 10 days of becoming an Access Person subject to this Code. On an annual basis, each Access Person must also certify that s/he has complied with the Code.

Monitoring for compliance with the Code shall be conducted by the Compliance Department. Any violation of this Code by employees will be considered serious and may result in disciplinary action, which may include the unwinding of trades, disgorgement of profits, monetary fine or censure and suspension or termination of employment. Any violation of this Code will be reported by the Compliance Department to the person's supervisor, and, as appropriate, to the Chief Compliance Officers of any funds managed by LMGAA.


QUESTIONS

All questions about an individual's responsibilities and obligations under the Code of Ethics should be referred to LMGAA's Chief Compliance Officer or his/her designee.


OUTSIDE DIRECTORSHIPS

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company (other than Legg Mason, Inc. or its proprietary registered investment companies) or of any company whose securities are held in any client portfolio, except with the prior authorization of (i) the Chief Executive Officer of LMGAA or, in his/her absence, the Chief Compliance Officer, and (ii) the General Counsel of Legg Mason, Inc, or his/her designee, based upon a determination that the board service would be consistent with the best interests of LMGAA's clients.

                     PERSONAL SECURITIES TRANSACTIONS POLICY


SUMMARY

All Access Persons are subject to the restrictions contained in this Personal Securities Transactions Policy (the "Policy") with respect to their securities transactions. The following serves as a summary of the most common restrictions. Please refer to specific sections that follow this summary for more detail, including definitions of persons covered by this Policy, accounts covered by this Policy ("Covered Accounts"), securities covered by this Policy ("Covered Securities"), reports required by this Policy ("Reports") and the procedures for compliance with this Policy.

o All employees must execute their transactions in Covered Securities through approved broker/dealers ("Approved Brokers). Currently, the following brokers are approved: E*Trade, TD Ameritrade, Merrill Lynch, Smith Barney, CIS A.G. Edwards, Charles Schwab and Fidelity.

o Employees are prohibited from profiting from the purchase and sale or sale and purchase of a Covered Security, or a related security, within 60 calendar days.

o Any employee wishing to buy securities, directly or indirectly, in an initial public offering must receive prior permission from the Chief Compliance Officer.

o Any employee wishing to buy securities, directly or indirectly, in a private placement must receive prior permission from the Chief Compliance Officer.

o All employees must report all trades in Reportable Funds, as defined, below.

o With respect to funds managed by LMGAA and the funds in which such funds invest ("Managed Funds"):

     o Shares must be held in an Approved Brokerage Account (except if in the Citigroup 401(k) plan); and

     o    Shares are subject to a 60 day holding period, as explained below.

DEFINITIONS

ACCESS PERSON means all employees, directors or officers of LMGAA .
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Notwithstanding anything herein to the contrary, this Code does not cover any individual covered under the Legg Mason & Co., LLC Code of Ethics (the "Legg Mason Access Persons"), including, without limitation:

(1)  the Legg Mason representatives on LMGAA's Board of Directors; and

(2) any other employee of Legg Mason and Co., LLC who may otherwise be considered an "Access Person" to LMGAA (as such term is defined in Rule 204A-1 under the Advisers Act), unless such person has been designated as an Access Person to LMGAA subject to this Code by the Chief Compliance Officer.

LMGAA hereby delegates to the Legg Mason Legal and Compliance Department responsibility for monitoring the Legg Mason Access Persons' compliance with the Legg Mason & Co., LLC Code of Ethics and for enforcing the provisions of the Legg Mason Code of Ethics against such persons.

COVERED SECURITIES means stocks, notes, bonds, closed-end funds, off shore funds, hedge funds, exchange traded funds ("ETFs"), debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts and futures. The same limitations of this Code pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

COVERED ACCOUNTS means an account in which Covered Securities are owned by you or an account in which you have a Beneficial Interest, as defined below. A Covered Account includes all accounts that could hold Covered Securities in which the Access Person has a Beneficial Interest regardless of what, if any, securities are maintained in such accounts. (Thus, even if an account does not hold Covered Securities, if it has the capability of holding Covered Securities, the account must be disclosed). Funds held directly with fund companies do not need to be disclosed if no Managed Funds (as defined below) or Reportable Funds (as defined below) are held in such accounts. Qualified Tuition Programs ("Section 529 plans" or "College Savings Plans") are not subject to this Policy

SECURITIES AND TRANSACTIONS NOT COVERED BY THIS POLICY ARE:

o shares in any open-end US registered investment company (mutual fund), which is not managed, advised or sub-advised by LMGAA or which is not invested in by a fund managed by LMGAA or a Legg Mason affiliate

o    shares issued by money market funds, including Reportable Funds

o shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, other than reportable Funds

o securities which are direct obligations of the U.S. Government (i.e., Treasuries)

o bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments(1)


IF A SECURITY IS NOT COVERED BY THIS POLICY, YOU MAY PURCHASE OR SELL IT WITHOUT OBTAINING PRECLEARANCE AND YOU DO NOT HAVE TO REPORT IT.

APPROVED BROKER means one of the following broker/dealers: E*Trade, TD Ameritrade, Merrill Lynch, Smith Barney, CIS, A.G. Edwards, Charles Schwab and Fidelity.

MANAGED FUNDS means US registered investment companies advised or subadvised by LMGAA, or any US registered investment companies in which a fund advised or subadvised by LMGAA invests. They can include proprietary as well as non-proprietary funds. Managed Funds must be held in an account maintained at an Approved Broker.

REPORTABLE FUNDS means US registered investment companies advised or subadvised by any advisory affiliate of LMGAA. They can include proprietary and non-proprietary funds.

BENEFICIAL INTEREST means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share at any time in any profit derived from a transaction in a Covered Security.

You are deemed to have a Beneficial Interest in the following:

         (1)      any Security owned individually by you;

         (2) any Security owned jointly by you with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

         (3) any Security in which a member of your Immediate Family has a Beneficial Interest if the Security is held in an account over which you have decision making authority (for example, you act as trustee, executor, or guardian).

You are deemed to have a Beneficial Interest in accounts held by your spouse (including his/her IRA accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household. In addition, you are deemed to have a Beneficial Interest in accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other's support). This presumption may be rebutted by convincing evidence that the profits derived from transactions in the Covered Securities will not provide you with any economic benefit.

You have a Beneficial Interest in the following:

     o Your interest as a general partner in Covered Securities held by a general or limited partnership;

     o Your interest as a manager-member in the Covered Securities held by a limited liability company;

     o Your interest as a member of an "investment club" or an organization that is formed for the purpose of investing a pool of monies in Covered Securities;

     o Your ownership of Covered Securities as trustee where either you or members of your immediate family have a vested interest in the principal of income of the trust;

     o    Your ownership of a vested interest in a trust;

     o Your status as a settler or a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.


You do not have a Beneficial Interest in Covered Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest unless you are a controlling equity holder or you have or share investment control over the Covered Securities held by the entity.

IF YOU ARE IN ANY DOUBT AS TO WHETHER AN ACCOUNT FALLS WITHIN THE DEFINITION OF COVERED ACCOUNT OR WHETHER YOU WOULD BE DEEMED TO HAVE A BENEFICIAL INTEREST IN AN ACCOUNT, PLEASE SEE COMPLIANCE.


HOLDING PERIODS

TRADES BY ACCESS PERSONS IN MANAGED FUNDS ARE SUBJECT TO A 60 CALENDAR DAY HOLDING PERIOD. SECURITIES MAY NOT BE SOLD OR BOUGHT BACK WITHIN 60 CALENDAR DAYS AFTER THE ORIGINAL TRANSACTION WITHOUT THE PERMISSION OF THE CHIEF COMPLIANCE OFFICER.

     o IF YOU WISH TO PURCHASE SECURITIES FROM AN INITIAL PUBLIC OFFERING(2), YOU MUST OBTAIN PERMISSION FROM THE CHIEF COMPLIANCE OFFICER.

     o IF YOU WISH TO PURCHASE SECURITIES IN A PRIVATE PLACEMENT, YOU MUST OBTAIN PERMISSION FROM THE CHIEF COMPLIANCE OFFICER.


REPORTING REQUIREMENTS

All personnel are required to report the establishment of any new Covered Accounts established during the quarter to Compliance, even if the Covered Account is with an Approved Broker.

The Approved Brokers provide the Compliance Department with a daily report of all transactions executed by personnel. If you have received permission to maintain a Covered Account at other than an Approved Broker, including spousal accounts for which you received a waiver from the requirement to preclear, you must arrange for the broker to provide Compliance with the following information.

Reports of Each Transaction in a Covered Security

o No later than at the opening of business on the business day following the day of execution of a trade for a Covered Account, Compliance must be provided with the following information:

         name of security
         exchange ticker symbol or CUSIP
         nature of transaction (purchase, sale, etc.)
         number of shares/units or principal amount price of transaction date of trade name of broker the date the Access Person submits the report

Quarterly Reports

If you have engaged in a transaction that did not require preclearance but did require reporting, please confirm that Compliance has received the required information, as follows:

o No later than 30 days after the end of each calendar quarter, each employee who maintains a Covered Account at other than an Approved Broker will provide Compliance with a report of all transactions in Covered Securities in the quarter, including the name of the Covered Security, the exchange ticker symbol or CUSIP, the number of shares and principal amount, whether it was a buy or sell, the price and the name of the broker through whom effected.

Annual Reports

o Within 45 days after the end of the calendar year, each employee must report all his/her holdings in Covered Securities as at December 31, including the title, exchange ticker symbol or CUSIP, number of shares and principal amount of each Covered Security the employee owns (as defined above) and the names of all Covered Accounts. The report will be made through certification on the Personal Trading Assistant. Any holdings that do not appear should be provided to Compliance for entry in the system prior to certification. Any employee failing to certify within the required time period will not be allowed to engage in any personal securities transactions.


OTHER REPORTS

Initial Employment

No later than 10 days after initial employment with LMGAA, or notification of coverage under this Code, each employee must provide Compliance with a list of each Covered Security s/he owns (as defined above). The information provided, which must be current as of a date no more that 45 days prior to the date such person became an employee (or subject to this Code), must include the title of the security, the exchange ticker symbol or CUSIP, the number of shares owned (for equities) and principal amount (for debt securities), The employee must also provide information, which must include the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee. This information will be entered into the Personal Trading Assistant by Compliance and must be certified to, electronically, by the employee before the employee can effectuate any transactions. If the employee does not maintain a Covered Account with an Approved Broker, s/he will be given a reasonable amount of time to transfer the Covered Account(s) to an Approved Broker.

Reportable Funds

No later than 30 days after the end of each calendar quarter, TRANSACTIONS IN REPORTABLE FUNDS (OTHER THAN THOSE MANAGED BY LMGAA) MUST BE REPORTED, INCLUDING TRANSACTIONS IN THE LEGG MASON 401(K) SAVINGS PLAN. ONLY EXCHANGES MUST BE REPORTED; PAYROLL DEDUCTIONS AND CHANGES TO FUTURE INVESTMENT OF PAYROLL DEDUCTIONS DO NOT NEED TO BE REPORTED.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. Such reports may, where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security.


ADMINISTRATION OF THE CODE

At least annually, the Chief Compliance Officer, on behalf of LMGAA, will furnish to the boards or to the Chief Compliance Officer of any US registered investment companies to which LMGAA acts as adviser or subadviser, a written report that:

(i) Describes any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and

(ii) Certifies that the LMGAA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.



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(1) High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

(2) An IPO is an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to reporting requirements under the federal securities laws.